UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: May 10, 2016

DALA PETROLEUM CORP.

(Exact name of registrant as specified in charter)

Delaware	001-10171	80-0000245
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

175 South Main Street, Suite 1410, Salt Lake City, Utah 84111

(Address of Principal Executive Offices, Including Zip Code)

(801) 303-5721

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

As previously disclosed in the Company’s SEC filings, on February 17, 2016, all of the shareholders of the Series A 6% Convertible Preferred Stock (the “Preferred Shareholders”) of Dala Petroleum Corp. (the “Company”) approved certain transactions that would fully settle the Company’s default under certain terms of the Series A 6% Convertible Preferred Stock to the Preferred Shareholders and any disputes between the Preferred Shareholders and the Company. The transactions were approved and were to be implemented at the discretion of the Board of Directors.

The Company entered into a Partial Cancellation Agreement (the “PCA”) by and among its subsidiary, Dala Petroleum Corp., a Nevada corporation (“Dala NV”), Chisholm Partners II, LLC, a Louisiana limited liability company (“Chisholm II”), and certain members of Chisholm II (the “Chisholm Members”) through which Chisholm II (after receiving shares from certain of its Chisholm Members) is to return a total of 8,567,800 shares of the Company common stock to the Company’s treasury for cancellation.  In exchange for the return of these shares for cancellation, the Company shall assign 55,000 acres of the Company’s property rights (approximately 65% of its total holdings) to Chisholm II.

Item 1.02 Termination of a Material Definitive Agreement

On May 10, 2015, several of the Company’s creditors agreed to release and fully settle debts owed by the Company. Chisholm II released the Company from its obligation to pay amounts due under that certain promissory note dated December 22, 2015 in the amount of $7,002. Pacific Oil & Gas, LLC (“Pacific”) agreed to release the mortgage it held on the Company’s property and restated that certain promissory note dated June 8, 2015 in the amount of $99,999 and to assign the repayment of that promissory note to several creditors, including Alpha Capital Anstalt, Lane Ventures, Inc. and Mill City Ventures III, LTD. Pacific then released the Company from all remaining amounts owed by the Company. Each of Clancy Cottman (a director of the Company through May 10, 2016), Jon Wimbish (a director of the Company through May 10, 2016), William Gumma (current CEO and director of the Company), and E. Will Gray II released the Company from all amounts due to each of them as of May 10, 2016.

As of May 10, 2016, the Company terminated the Master Services Agreement entered into with Chisholm II on June 3, 2014 and all amounts due thereunder were released by Chisholm II.

Item 2.01 Completion of Acquisition or Disposition of Assets

As of May 10, 2016, all of the conditions precedent occurred to close the PCA as described in Item 1.01 above.  On May 10, 2016, the Board of Directors approved the PCA and the other transactions related to the settlement with the Preferred Shareholders and a restructuring of the Company’s operations going forward.  The Company is effecting the transfer of the 55,000 acres of its leased property to Chisholm II and the cancellation of the shares of common stock delivered by Chisholm II and will file a Form 8-K once those administrative events have occurred.

Item 3.03 Material Modification to Rights of Security Holders

Pursuant to a Warrant Cancellation Letter executed by eight of the Company’s Preferred Shareholders, certain of the Company’s preferred shareholders have (i) agreed to the cancellation of a total of 964,575 warrants issued to them in 2014, and (ii) waived all accrued dividends and interest earned on the Series A 6% Convertible Preferred Stock purchased on June 3, 2014.

Pursuant to a letter agreement, Clancy Cottman and Jon Wimbish (both directors of the Company through May 10, 2016) each agreed to cancel all stock options issued to them and the Board of Directors of the Company cancelled the 2014 Stock Option Plan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 10, 2016, the Board of Directors appointed Thomas Howells and Mark Perman to serve as directors of the Company. Mr. Howells was also appointed as the President of the Company. Brief biographies for Mr. Howells and Mr. Perman are included below.

Mr. Howells, 44, graduated from Westminster College of Salt Lake City, Utah, with a Bachelor’s degree in Business in 1994 and a Master of Business Administration in 2004. Mr. Howells has been an employee and the Secretary/Treasurer of Jenson Services, Inc. for the past 19 years, a consulting firm focusing primarily on general business consulting and has completed a number of transaction in the oil and gas space.  Mr. Howells is also the managing director of Clearline Ventures, LLC., a Utah limited liability company.  Mr. Howells has served as an Officer and Director of a number of public companies and is currently the President of Concept Holding Corp., a Nevada corporation.  Previously, he was the President and CEO of LipidViro Tech, Inc. until it became NAC Global Technologies, Inc. (“NACG”) in June of 2014. Mr. Howells was also the former CEO and director of City Media, Inc. until October 2014.

Mr. Perman, 47, received a Bachelor’s of Science degree in Finance from Minnesota State University-Mankato in 1992. He is currently a Director of Product Development for US Energy Services. Prior to this position, he served as partner and CFO of Beachfront Energy and President and co-founder of PM Rail Co. He has also worked as a Director at RBC Capital Markets and as an Executive Director at UBS Investment Bank.

On May 10, 2016, both Clancy Cottman and Jonathan Wimbish tendered their resignations as directors of the Company and its operating subsidiary.

Item 9.01 Exhibits

10.1	Partial Cancellation Agreement
10.2	Restated Promissory Note between the Company and Pacific Oil & Gas, LLC
10.3	Forms of Release
17.1	Resignation of Clancy Cottman dated May 10, 2016
17.2	Resignation of Jon Wimbish dated May 10, 2016

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DALA PETROLEUM CORP.

By: /s/ William Gumma

Name: William Gumma

Title: Chief Executive Officer

Date: May 16, 2016